Exhibit 99

NEWS RELEASE

For more information, contact:

Steve Albright

Chief Financial Officer

(636) 733-1305

FOR IMMEDIATE DISTRIBUTION

Reliv International Announces Reverse Stock Split

CHESTERFIELD, MO, September 15, 2016 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, announced today that its Board of Directors has set the ratio of the reverse stock split of the Company’s outstanding common stock, par value $.001 per share, at one-for-seven (1:7). The reverse stock split was previously approved by the Company’s stockholders in May 2016 subject to the decision by the Board of Directors to proceed with the reverse stock split and to set the ratio.

The reverse stock split will become effective on October 3, 2016 and the Company’s common stock will commence trading on a split-adjusted basis when the market opens on October 4, 2016. The Company’s common stock will continue to trade on the NASDAQ Capital Market under the symbol “RELV” but will trade under the new CUSIP number 75952R 209.

As a result of the reverse stock split, each seven pre-split shares of common stock will automatically combine into one new share of common stock, and the number of outstanding common shares will be reduced from approximately 12.9 million shares to 1.85 million shares. The reverse split will also apply to common stock issuable upon the exercise of the Company's outstanding warrants and stock options.

No fractional shares will be issued as a result of the reverse split and stockholders who otherwise would be entitled to a fractional share will receive, in lieu thereof, a cash payment which shall represent a pro-rata portion of the value per share based upon the closing market price for the five days preceding the effective date of the reverse split. Stockholders who hold their shares in brokerage accounts or in "street name" will not be required to take any action to effect the exchange of their shares. Stockholders of record as of October 3, 2016 who hold share certificates will receive instructions from the Company's transfer agent, American Stock Transfer and Trust, who is acting as exchange agent for the Reverse Stock Split. American Stock Transfer and Trust will provide instructions to stockholders of record regarding the process for exchanging shares.

Robert L. Montgomery, Chairman and Chief Executive Officer of the Company stated: “We anticipate the reverse stock split will allow us to satisfy the NASDAQ minimum share price requirement for continued listing on the NASDAQ Capital Market and to cure the previously announced potential delisting issue relating to that requirement. This is a technical change only to our capital structure, primarily for that purpose, and does not have any effect on our continued operations. We continue to have confidence in our business and in the long term prospects of our company.”

The initial trading price of the Company’s common stock is expected to proportionately increase immediately following the reverse split. However, other factors may adversely affect the price of our common stock and there can be no assurance that the reverse split will increase the trading price of our common stock or allow us to regain and maintain compliance with the Nasdaq Stock Market's listing maintenance standard.

Additional information on the reverse split can be found in the Company's definitive proxy statement filed with the Securities and Exchange Commission on April 11, 2016, which is available on the SEC's website at www.sec.gov and on the Company's website.

About Reliv International, Inc.

Reliv International, based in Chesterfield, MO, produces nutritional supplements that promote optimal nutrition. Reliv supplements address essential nutrition, weight loss, athletic performance, digestive health, women's health, anti-aging and healthy energy. Reliv is the exclusive provider of LunaRich® products, which optimize levels of lunasin, a soy peptide that works at the epigenetic level to promote optimal health. The company sells its products through an international network marketing system of independent distributors in 15 countries. Learn more about Reliv at reliv.com, or on Facebook, Twitter or YouTube.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, reliv.com.